Exhibit 99.2

FOR IMMEDIATE RELEASE

INTERPUBLIC COMPLETES EXCHANGE OF

$400 MILLION CONVERTIBLE NOTES

New York, NY (November 16, 2006) – The Interpublic Group of Companies, Inc. (NYSE: IPG) announced today that it has completed the previously announced exchange of $400 million aggregate principal amount of new 4.25% Convertible Senior Notes due 2023 for the same principal amount of its old 4.50% Convertible Senior Notes due 2023. The exchange was conducted on a private basis in reliance on Section 4(2) of the Securities Act of 1933 with a small number of qualified institutional buyers that held the old notes.

The main differences between the new notes and the old notes are as follows: (a) the interest rate is lower (4.25% rather than 4.50%), (b) the first call will be later (March 15, 2012 rather than September 15, 2009), (c) the first two dates of repurchase at the option of the holders will be later (March 15, 2012 and March 15, 2015 rather than March 15, 2008 and March 15, 2013) and (d) payment of cash dividends on Interpublic’s common stock will trigger an adjustment to the new notes’ conversion rate, but will not trigger payment of contingent interest. Like the old notes, the new notes pay interest semiannually and will mature on March 15, 2023. The conversion provisions of the new notes are substantially similar to the old notes. The new notes are subject to restrictions on transfer as a result of the private placement.

The exchange is being treated as an extinguishment of the old notes and an issuance of new debt for accounting purposes. The company expects that the new debt will be reflected on Interpublic’s balance sheet at its fair value, or approximately $477 million. Interpublic expects to record a non-cash charge to earnings in the fourth quarter of 2006 for the difference between the fair value of the new debt and the carrying value of the old debt, or approximately $77 million. This difference will be amortized through the first put date in 2012, resulting in a reduction of reported interest expense in future periods.

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

Interpublic has agreed to file a shelf registration statement under the Securities Act for the resale of the new notes and the common stock issuable upon conversion of the new notes. In connection with the issuance of the new notes, Interpublic entered into a new indenture and supplemental indenture.

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The new notes and the common stock issuable upon conversion of the new notes have not been registered under the Securities Act or any state securities laws. They may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include DraftFCB Group, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen and The Martin Agency.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax